Exhibit 23.4

                          BATCHER, ZARCONE & BAKER, LLP
                                ATTORNEYS AT LAW

    SOUTH BAY OFFICE                                           KAREN A. BATCHER
     MAILING ADDRESS                                         kbatcher@bzblaw.com
4190 BONITA ROAD, SUITE 205
 BONITA, CALIFORNIA 91902

TELEPHONE: 619.475.7882                                     ADDITIONAL SAN DIEGO
FACSIMILE: 619.789.6262                                            OFFICES

                                December 6, 2007

Edward F. Myers III
Ads in Motion, Inc.
4139 Corral Canyon
Bonita CA 91902

Re: My Legal Opinion Pursuant to SEC Form SB-2
    Registration Statement for Ads in Motion, Inc.
    Tax Consequences of Registration and Distribution

Dear Mr. Myers:

     You have requested my opinion as counsel for Ads in Motion, Inc., a Delaware corporation (the "Company") and certain of its shareholders (the "Selling Shareholders") in connection with a Registration Statement on Form SB-2 and the Prospectus included therein (collectively the "Registration Statement"), the tax consequences of registration of the subject shares and subsequent distribution to shareholders of Travers International, Inc.

                           THE REGISTRATION STATEMENT

     The Registration Statement relates to the distribution of 500,000 shares of the Company's common stock (the "Shares") owned by Travers International, Inc. to its approximately 150 shareholders of record as of the close of business on May 31, 2007 (the "Distribution").

                                  LEGAL OPINION

     Based upon our review of the Federal tax laws, I am of the opinion that:

     1. As a result of Travers International, Inc. having no current or accumulated earnings and profits allocable to the Distribution no portion of the amount distributed will constitute a dividend for federal income tax purposes. Therefore, no portion of the amount received constitutes a dividend, and will not be eligible for the dividends-received deduction for corporations. Each Travers Inc. stockholder will have a tax basis in Ads in Motion's common stock distributed equal to the fair market value of the common stock distributed on the Distribution date. The Distribution is not taxable as a dividend. The distribution will be treated as a tax-free return of capital to the extent that the fair market value of such portion of the amount received does not exceed the stockholder's basis in the Travers International, Inc. common stock held, and as a capital gain if and to the extent that the fair market value of such portion is greater than such tax basis.


                                PHYSICAL ADDRESS
            4190 BONITA ROAD, SUITE 205 * BONITA, CALIFORNIA * 91902

Mr. Myers
December 6, 2007
Page 2

                         CONSENT TO USE OF LEGAL OPINION

     I hereby consent to the reference to my name in the Registration Statement under the caption " Interests of Named Experts and Counsel " and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do hereby admit that I come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder.

                                    Regards,

                                    BATCHER ZARCONE & BAKER, LLP


                                    /s/ Karen A. Batcher, Esq.
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